Exhibit 99.1

KushCo Holdings Announces New Strategic Plan, Leadership Changes and Significant Cost-Cutting Efforts to Accelerate Path to Positive Adjusted EBITDA

New Strategic Plan Focuses on Aligning Deeper with the MSOs, LPs, and Leading Brands; Significantly Reducing and Right-Sizing the Company’s Cost Structure; and Achieving Positive Adjusted EBITDA

Christopher Tedford to Step Down as Chief Financial Officer

Company’s Executive Vice President of Corporate Development Stephen Christoffersen Appointed as New Chief Financial Officer

Latest Reduction in Force of Nearly 50 Employees to Generate an Approximate Annualized Cash Compensation Savings of $4.0 Million

CYPRESS, Calif., — March 26, 2020 — KushCo Holdings, Inc. (OTCQX: KSHB) (''KushCo'' or the ''Company''), the premier producer of ancillary products and services to the legal cannabis and CBD industries, today announced the unveiling of its new strategic plan for achieving positive adjusted EBITDA, including recent changes to its leadership team and significant cost-cutting efforts to right-size the business.

KushCo’s Strategic Plan to Achieve Positive Adjusted EBITDA

“After more than doubling sales in each of the last five years, we entered fiscal 2020 embarking on a new strategy to rationalize all aspects of our operations, align ourselves deeper with the best and promising cannabis and CBD operators, and pave an achievable pathway toward near-term profitability,” said Nick Kovacevich, KushCo’s Co-founder, Chairman and Chief Executive Officer. “While this has been the Company’s focus since the start of the new fiscal year in September 2019, executing against this strategy has become paramount to everyone within the organization, as the COVID-19 pandemic creates ever-increasing uncertainty in the cannabis industry, especially for many of our smaller customers that were already struggling financially following the aftermath of the black market vape crisis and ensuing cash crunch. As a result, we have taken quick and decisive steps these past six months, and especially these past few weeks, to significantly reduce our overhead, streamline our warehouses, reduce our inventory, and drastically alter our sales strategy and resources to rely even less on the smaller operators, while doubling down on our efforts to solidify and strengthen our core base of large MSOs, LPs, and leading brands. All these positive changes put us on more solid financial footing and give us an accelerated path toward achieving positive adjusted EBITDA.”

The Company has developed and formalized a comprehensive strategic plan to focus its resources on a more optimal customer group, realign its sales organization, reduce its warehouse footprint, simplify its SKU count and inventory position, and implement additional headcount reductions.

The Company’s new strategic plan includes:

•	Focusing deeper on larger and more financially stable MSOs, LPs, and leading brands (the “Core” customers): The Company’s customer base has gradually shifted in the past few years from predominantly smaller and regional operators (“Legacy” customers) to financially stronger and more creditworthy MSOs, LPs, and leading brands (“Core” customers). These Core customers generated approximately $52 million of revenue, or 80% of total revenue, in the Company’s first half of fiscal 2020. KushCo believes that having the vast majority of its revenue being driven by this more stable, predictable, creditworthy, and financially stronger customer base will allow the Company to better forecast demand, reduce inventory and warehouse space, improve collections and cash flow, and benefit from further expansion and consolidation in the marketplace.

•	Implementing a more profitable, efficient, and automated approach toward doing business with Legacy customers: KushCo intends to continue providing the highest level of customer service to its Legacy customers, but in more efficient and cost-effective ways that minimize working capital and operating expenses. Going forward, transactions with these customers will be moved towards a cash-only basis, will not include any custom projects, and will be performed through a general customer service support line without a dedicated sales representative or project manager. KushCo expects to retain most of the revenue from this customer group, while also significantly reducing costs.

•	Right-sizing the workforce to better align the Company’s resources with its elevated focus on Core customers: Due to the Company’s elevated focus on Core customers and more automated approach to transacting with Legacy customers, KushCo took further steps to reduce headcount that was not essential to the new strategic plan. In March 2020, KushCo completed another round of layoffs, letting go 49 employees, which the Company expects will result in approximately $4.0 million in annual cash compensation savings. The reduction in force encompassed a broad spectrum of divisions, including sales representatives that were formerly catering directly to Legacy customers, who will now be better serviced through automation. In total, the Company has reduced its headcount by approximately 50% since September 2019, which it expects will result in an aggregate annual cash compensation savings of approximately $12 million.

•	Consolidating warehouse footprint and reducing other operating expenses to drive further cost savings: The Company is making further progress toward consolidating and rationalizing its warehouse footprint, while ensuring that all customers continue to receive the same premier level of service and responsiveness. In addition, KushCo is in the process of substantially reducing its third-party consulting costs, as well as other operating expenses.

For its fiscal first quarter ended November 30, 2019, the Company’s selling, general and administrative (SG&A) expenses were $21.1 million, or $15.6 million when excluding non-cash expenses, including depreciation, amortization, and stock-based compensation. Following the full execution of its plan, which the company expects to complete before the start of its fiscal 2020 in September, the Company expects its quarterly SG&A expenses to reduce to $12.5 million in fiscal Q4 2020, which is a decrease of approximately 40% compared to its SG&A expenses in fiscal Q1 2020. Excluding non-cash expenses, the Company expects its quarterly SG&A expenses to reduce to $9.5 million in fiscal Q4 2020, which is a decrease of approximately 40% compared to its SG&A expenses in fiscal Q1 2020.

Jason Vegotsky, KushCo’s President and Chief Revenue Officer, added: “We are fortunate to have started this new strategic plan already having secured many of the most valued MSOs, LPs, and leading brands in our client roster. However, executing a broad reorganization and cost-cutting initiative—something that is largely in our control—remains the critical next step, and we’re encouraged to have made significant inroads on that front, which should greatly reduce the revenue levels required to achieve positive adjusted EBITDA. We believe it will take a few months for this restructuring to fully take shape, but expect the end result to be a much leaner, stronger, and more focused organization that is truly aligned on all aspects—revenue and cost—with the industry’s best and leading operators. Ultimately, we believe we have the right strategy, liquidity, customers, and talent to execute on our plan and to ensure we are in prime position to continue capturing the industry’s robust growth.”

KushCo expects to provide more details on its new strategic plan when it reports its complete fiscal second quarter 2020 financial results in April 2020.

Changes to the Leadership Team

In order to better execute on its new strategic plan, the Company also implemented changes to its leadership team. Stephen Christoffersen, Executive Vice President of Corporate Development, has been named the Company’s new Chief Financial Officer, replacing Christopher Tedford, who will be leaving the Company, effective April 10, 2020.

Mr. Christoffersen has served as KushCo’s Executive Vice President of Corporate Development since November 2018, where he oversees and manages the Company’s business development functions, including expanding KushCo’s hemp trading and retail services divisions. Since Mr. Christoffersen joined the Company, he has played an active role in KushCo’s capital raising efforts, partnerships, and strategic investments, including securing the Company’s line of credit with Monroe Capital, its partnership with C.A. Fortune, and its investment in and partnership with Xtraction Services, where he currently serves as a Board member. He brings nearly 15 years of capital markets, portfolio management, and corporate development experience to the role of Chief Financial Officer. Prior to joining KushCo, he managed a $500 million equity portfolio for a large bank and served as the Chief Financial Officer of an emerging beef jerky brand, as well as advised on M&A and fundraising initiatives for several seed and growth stage companies. He received his Chartered Financial Analyst designation in 2015 and holds a Bachelor of Science in Finance from the University of Nevada, Las Vegas.

“On behalf of the entire Board and management team, I am truly excited to welcome Stephen as our new Chief Financial Officer,” said Kovacevich. “Stephen has made a resounding impact since joining the team less than two years ago, constantly finding new ways to add value on multiple fronts. His intimate knowledge of our business and financial state—as well as his active role in launching and developing our newer, higher-margin services—makes him a perfect candidate to step into this role as we enter this next chapter of our evolution—one that will require a broad cross-section of skills and experiences, including an ability to wear multiple hats and embrace our new ethos of ‘doing more with less.’”

Mr. Tedford had been serving as KushCo’s Chief Financial Officer since November 2018, and played an instrumental role in bolstering the Company’s financial and risk management capabilities, treasury management, and strategic financial planning and reporting.

Kovacevich continued: “We are beyond grateful for Chris’ many contributions and insight while serving as the Company’s Chief Financial Officer. When he joined KushCo in late 2018, we were running a very lean finance staff that was grappling with the challenging dynamics of a start-up operating in a hyper growth and constantly evolving industry. Under his leadership, we have been able to significantly bolster our finance and accounting capabilities, and put standards and processes in place designed to ensure we have a well-oiled financial reporting, forecasting, and budgeting machine across the entire organization. I am encouraged by the solid platform Chris and his team have put in place, which can now be easily picked up by Stephen, for whom we have the utmost confidence. Overall, we thank Chris for all his service and wish him nothing but the best in his next endeavors.”

About KushCo Holdings

KushCo Holdings, Inc. (OTCQX: KSHB) (www.kushco.com) is the premier producer of ancillary products and services to the legal cannabis and CBD industries. KushCo Holdings' subsidiaries and brands provide product quality, exceptional customer service, compliance knowledge and a local presence in serving its diverse customer base.

Founded in 2010, KushCo Holdings has now sold more than 1 billion units to growers, processors and producers across North America, South America, and Europe.

The Company has been featured in media nationwide, including CNBC, Fox News, Yahoo Finance, Cheddar, Los Angeles Times, TheStreet.com, and Entrepreneur, Inc Magazine. While KushCo Holdings provides products and solutions to customers in the cannabis and CBD industries, it has no direct involvement with the cannabis plant or any products that contain THC.

For more information, visit www.kushco.com or call (888) 920-5874.

Forward-Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent the Company's current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially, including the ongoing effects of the COVID-19 pandemic on the economy and consumer and business practices. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the opinions of the Company's management only as of the date of this release. Please keep in mind that the Company is not obligating itself to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: "potential," "look forward," "expect," “anticipate,” “project,” “should,” "believe," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward- looking statements made by the Company herein are often discussed in the Company’s filings with the United States Securities and Exchange Commission (SEC), which are available at: www.sec.gov, and on the Company's website, at: www.kushco.com.

KushCo Holdings Contact

Investor Contact:

Najim Mostamand, CFA

Director of Investor Relations

714-539-7653

ir@kushco.com